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Account Number(s)
Name of Customer: Arwoll Holdings Ltd.

To
Bank Hapoalim B.M.
_________________ branch


                               DEED OF UNDERTAKING


           Made and entered into at _________ on the 7th day of July 1998

WHEREAS I the undersigned have requested and/or will request from Bank Hapoalim B.M. (hereinafter: "the Bank") to allocate credit facilities to me, from time to time, by way of loans and/or overdrafts and/or revolving credit in US dollars and/or in other freely convertible foreign currency (hereinafter: "Credit" or "Credit Facilities") in an account conducted in foreign currency (hereinafter: "the Account") in accordance with the terms and conditions of this Deed of Undertaking; and

WHEREAS The Bank makes its favourable response to my application conditional, inter alia, on my signing this Deed of Undertaking;

ACCORDINGLY I HEREBY DECLARE AND UNDERTAKE AS FOLLOWS:

Application for allocation of Credit Facilities

1.   a.   I, the person whose details appear above, have opened an account at the Bank in my name and this Deed of Undertaking and the documents which will be attached hereto constitute an integral part of the application for the opening of an account and the general conditions for the conduct of an account which has been signed by me (hereinafter: "the Application for Opening an Account").

     b. My obligations pursuant to this Deed of Undertaking are in addition to my obligations under the Application for Opening an Account, and nothing contained in this Deed of Undertaking shall derogate from any of the Bank's rights as set forth in the Application for Opening an Account.

     c. In order to induce the Bank to allocate credit facilities to me, I am obliged to submit to the Bank an appropriate application in the form to be delineated by the Bank, but the receipt of any application by the Bank shall not obligate the Bank to grant any credit or to accede to the application, and until such time as the credit has been allocated to me, the Bank may, in its discretion, refrain from allocating it. Under all circumstances the terms and conditions of this Deed of Undertaking shall apply to any credit, whether given prior to the signing of this Deed of


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          Undertaking or subsequent thereto, unless otherwise agreed in writing between me and the Bank.

Interest, additional interest, penalty interest and imposts

2.   a.   Any Credit Facilities which may be allocated to me within the scope of this Deed of Undertaking shall bear interest at the rates specified in my application for the allocation of such Credit that has been granted by the Bank.

     b. I undertake to make payment to the Bank, from time to time, of additional amounts (hereinafter: "Additional Interest") at such rate as is sufficient, in the Bank's opinion, to compensate the Bank for an increase in the cost of the Credit to the Bank for any reason, including an increase in the cost of the Credit to the Bank:

          1. As a result of an obligation according to any law or agreement or otherwise imposed on the Bank, or as a result of a demand addressed to the Bank by the Bank of Israel and/or by any competent or other authority in Israel or abroad:

               aa. To hold liquid assets in any percentage, or in any currency, in connection with the providing of the Credit and/or the continued providing thereof; and/or

               bb. To pay and/or to set aside any payments to the State Treasury and/or to the Bank of Israel and/or to any competent and/or other authority in connection with the providing of the Credit and/or the continued providing thereof, or

          2. If as a result of any obligation or demand as aforesaid, in consequence of which the Bank is not able to obtain the same percentage return on all its capital resources which it would have obtained had it not acceded to my application to allocate the Credit Facilities to me.

          In the event that we are called upon to pay the Bank Additional Interest as aforesaid, we shall be entitled within 30 days from receipt of the Bank's notice with regard to the imposition of the Additional Interest, to make early repayment of the Credit Facilities, subject to the condition that we pay the Bank all the expenses and damages which may be caused to the Bank as a result of the early repayment.

     c. If I fail to repay the Credit Facilities on the date fixed for the payment thereof in my application for the allocation of such Credit and/or if I do not repay any amount I may owe to the Bank in accordance with this Deed of Undertaking and/or pursuant to my application for the allocation of such Credit Facilities, such amount shall bear penalty interest at the


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          maximum rate prevailing at the Bank for the time being in respect of defaults in the currency of the Credit Facilities, but not less than 5.5% per annum above the rate of interest which applies on the Credit Facilities (hereinafter: "Penalty Interest"), calculated from the date which was fixed for the payment of such amounts, or if no date was fixed for the payment thereof, from the date on which I was called upon to make payment thereof, and up to the date of actual payment thereof.

          Penalty Interest will be calculated by the Bank on the daily, weekly or other balances, in the sole discretion of the Bank, and shall be paid by me or shall be added to the principal at the end of each quarter or any other period as may be decided by the Bank, in its sole discretion.

Manner of payment; taxes

3.   a.   All the payments which will be paid by me to the Bank pursuant to this Deed of Undertaking, shall be paid to the Bank free of any tax, deduction, impost or compulsory payment without set-off or counter-claim, in freely convertible foreign currency which is the currency of the Credit Facilities, at the branch at which the Credit Facilities were placed at my disposal, or at any other place that may be specified for the purpose by the Bank, provided that I shall be given 30 days advance notice in regard thereto.

     b. If I should be required or if any financial institution through which the payment is effected should be required, at any time, according to any law and/or administrative directive of any authority or of a central bank, to deduct tax or to pay tax in respect of any payment due from me in respect of the Credit Facilities to which this Deed of Undertaking applies, the amount due from me in respect of the aforesaid payment shall increase by the percentage required in order to ensure that after the aforesaid deduction or the aforesaid payment, the Bank will receive the net amount, on the date of payment, which is equivalent to the amount the Bank would have received had such deduction or payment in respect of tax not been made. I will indemnify the Bank in respect of any loss or actual cost to the Bank in respect of an omission and/or any breach in effecting the deduction or payment of tax or due to non-payment of the increased amount. I will promptly deliver to the Bank all receipts, certificate and/or other forms of proof evidencing the amounts which have been paid or are being paid in respect of any tax deduction or tax payment as aforesaid.

Appropriation of payment

4. Any amount, payment or credit of whatsoever nature which may be paid or received to my credit, as well as any amount which may be in the possession of the Bank as a result of the realisation of any collateral which has been given or may be given by me or by others for my benefit, shall serve for the repayment and/or as security for repayment of the Credit Facilities, the Interest, the


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     Additional Interest, Penalty Interest, and the commissions for which I will be liable (hereinafter: "the Commissions" and other payments I may owe pursuant to this Deed of Undertaking, according to the order of priority as decided by the Bank, in any circumstances where any payment on account of the Credit Facilities has not been paid on the due date for payment thereof.

Early repayment

5.   a.   The Bank will not be obliged to accept from me any payment on account of the Credit Facilities and/or the Interest and/or the Additional Interest and/or the Commissions, prior to the date fixed for the payment thereof having arrived.

     b. Subject to the provisions of any law, if the Bank should accede to my request for early repayment (without it being obliged to do so), the Bank shall be entitled to debit my Account, either in Israeli currency or in foreign currency, with an amount which is sufficient to liquidate and discharge the amount the payment of which has been brought forward, plus an early repayment commission at the maximum rate as shall be determined by the Bank and which results from the Bank's consent to the early repayment requested.

Collateral security

6. All the collateral security which has been given and/or may be given by me and/or on my behalf to the Bank, and all the bills of exchange and other negotiable instruments which I have delivered and/or may deliver, or which my guarantors have delivered and/or may deliver to the Bank, from time to time, as well as additional collateral which may be delivered to the Bank after the signing of this Deed of Undertaking, shall serve as security for the full and precise fulfilment of one or more of my obligations in respect of Credit Facilities or pursuant to this Deed of Undertaking.

7. At any time, on the Bank's first demand, I will furnish additional collateral which the Bank may demand as security for my obligations in respect of Credit Facilities or pursuant to this Deed of Undertaking, and these and/or other collateral which the Bank agrees to accept, shall serve as security as stated in Clause 6 above.

8. The furnishing of collateral security to the Bank, as mentioned in Clauses 6 and 7 above, shall constitute conclusive proof that same were delivered to the Bank as security for repayment of the amounts I owe the Bank in respect of Credit Facilities or pursuant to this deed, and shall not succeed any instrument of charge or other document in order to extend or apply such collateral to the amounts which I owe as aforesaid. These amounts will be referred to below as: "the Aforesaid Amounts".

9.   a.   In every case that the Bank holds bills of exchange as mentioned in
          Clause 28 below (hereinafter: "the Bills of Exchange") bearing my signature, my


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          endorsement and/or with my guarantee, which have been delivered or may be delivered to the Bank for collection and/or for safekeeping and/or as security and/or otherwise, such Bills of Exchange will be and will be deemed to be pledged and encumbered to the Bank as a first-ranking pledge and charge and the Bank shall be entitled to transfer the Bills of Exchange to others or to discount same, or to take any legal or other steps, as it deems fit, for purposes of collection of the Bills of Exchange, and it will be entitled to debit the expenses of collection to my account. The Bank may compromise with the signatories, endorsers or guarantors, or any one of them, under other conditions, and may waive, release, accept partial consideration from them and apply the proceeds of the Bills of Exchange to the repayment of debts which are due and/or may be due by me to the Bank. The receipt of the Bills of Exchange or acceptance of the full or partial consideration thereof as aforesaid shall not derogate from my obligation to repay all the aforesaid amounts. I hereby declare that the Bills of Exchange which have been delivered and/or which may be delivered by me to the Bank, from time to time, are in my possession and under my absolute ownership, and that they and the proceeds thereof are free and clear of any lien, attachment and third party right of whatsoever nature, and that I am entitled to pledge and encumber same to the Bank.

     b. The following provisions will apply to Bills of Exchange bearing my signature, endorsement or with my guarantee which are held by the
          Bank:

          1. The Bank will be free and exempt from all the obligations of a holder of a bill of exchange, including presentation, protest and sending of notice of dishonour, and all my obligations stemming from my signature, endorsement or guarantee, shall remain in full force even without the Bank performing the obligations of a holder as aforesaid.

          2. I waive all the rights and defences accorded to me pursuant to the Bills of Exchange Ordinance and/or any other law in relation to prescription.

          3. In every case that the Bills of Exchange have been delivered to the Bank for discounting or otherwise, and I have been given consideration in respect thereof, and the Bills of Exchange are not met, the Bank will be entitled to debit my account with the amount of the Bills of Exchange which have not been met.

          4. I release the Bank from any responsibility for the loss of the Bills of Exchange and/or procrastination in the collection thereof.

          5. I assume full responsibility for the regularity of the Bills of Exchange, the authenticity and correctness of the signatures, the


                                       5
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               endorsements and the signatures of the guarantors on the Bills of
               Exchange, as well as for the stamping thereof according to law.

          6. I agree that in the event that the Bank should decide to sell the Bills of Exchange itself, notice of seven days in advance with regard to the steps the Bank is about to take shall be deemed to be a reasonable period for purposes of Section 20(b) of the Pledge Law, 5727-1967, or any legal provision which may come in its stead.

          7. I undertake not to create any pledge or any other charge over the Bills of Exchange or the proceeds thereof, having prior rights, ranking pari passu or ranking after the rights conferred on the Bank pursuant to this Deed of Undertaking, except with the Bank's prior written consent.

10. In every case that any deed of encumbrance should serve as security for payment of the Aforesaid Amounts, or for the fulfilment of the obligations contained in this deed, it is hereby expressly stipulated that the deed of encumbrance constitutes an integral part of this Deed of Undertaking, and all the provisions, terms and conditions, declarations and undertakings contained in the deed of encumbrance shall constitute an integral part of this Deed of Undertaking and are incorporated herein. It is further hereby expressly stipulated that this Deed of Undertaking does not have the effect of altering the deed of encumbrance or of derogating therefrom.

11. All the Bills of Exchange, guarantees, charges and the remaining collateral security which have been given and/or may be given to the Bank by me, or by others in my favour, as security for payment of the Aforesaid Amounts, or to guarantee the performance of my obligations pursuant to this Deed of Undertaking, shall be cumulative and independent of one another, and shall not affect other collateral the Bank is holding or may hold, nor shall it be affected by such collateral, and shall serve as repeating or continuing security until the full liquidation and discharge of the Aforesaid Amounts. The Bank may realise the collateral according to an order of priority to be decided by it, and the realisation of one form of collateral security shall not affect another collateral security or derogate therefrom.

12. If at any time the value of the collateral I have delivered to the Bank is insufficient, in the assessment of the Bank and in its sole discretion, to secure payment of the Aforesaid Amounts, or as a guarantee for the performance of my obligations pursuant to this Deed of Undertaking, or if the validity of any collateral security is about to lapse, I hereby undertake to pay the Bank, upon its first demand, any amount which be demanded from it as additional security, or to furnish the Bank with other collateral to its satisfaction, and in the event that I should breach or fail to comply with such demand by the Bank, the Bank will be entitled to realise the collateral security, in whole or in part, and in particular


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     those forms of collateral security the validity of which is about to expire, in such manner and on such conditions as the Bank shall deem fit, and to credit the proceeds (after deduction of expenses) in part payment or in liquidation and discharge of all the Aforesaid Amounts.

Immediate repayment

13. Without derogating from the other provisions of this Deed of Undertaking, the Bank shall be entitled, by its first demand, to make all the Aforesaid Amounts immediately due and payable, on the occurrence of any of the events enumerated below. In such case, I undertake to pay the Bank all the Aforesaid Amounts, and the Bank will be entitled to debit any account of mine with the Aforesaid Amounts, and to take such steps as it sees fit to recover such amounts, and in particular to realise the collateral security in any manner the law permits, at my expense.

     The following are the events:

     a. If I should breach or fail to comply with any of the conditions of this Deed of Undertaking, or any other obligations I have undertaken or may in the future undertake to the Bank, in connection with the Credit Facilities which have been given and/or may be given in accordance with this Deed of Undertaking, or if it should become apparent that any of my declarations with regard to the granting of Credit Facilities pursuant to this Deed of Undertaking is incorrect or inaccurate;

     b. If I should pass a resolution for voluntary winding up or if a liquidation order should be granted against me, or if my name should be expunged from any register maintained according to law or is liable to be expunged;

     c. If a receiver should be appointed in respect of my property or portion thereof, or if a receivership order should be granted against me, or a provisional liquidator or special manager should be appointed for me;

     d. If an attachment is imposed, or similar Execution Office proceedings are taken, in respect of portion of my property, or in respect of any of the collateral security that has been delivered by me to the Bank;

     e. If it should appear to the Bank, in its sole discretion, that a change has taken place in the control over me as compared with the situation prevailing at the date of signing of this Deed of Undertaking;

     f.   If I have ceased to pay my debts or to conduct my business;

     g. If work, or a substantial portion thereof, in my business has been stopped for two months or more;


                                       7
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     h.   If it should appear to the Bank, in its sole discretion, that an event has occurred likely to affect my financial capabilities detrimentally;

     i. If I should be in default, for a period in excess of 7 days, in the payment of any amount I owe the Bank;

     j. If I fail to deliver to the Bank periodic financial statements, books of account and other vouchers in connection with the state of my business, as described in Clause 19 below, or if I am called upon by the Bank to do so and have failed to respond to the demand;

     k. If the number of my shareholders and/or the number of members which constitute me should fall below the minimum number required according to the law;

     l. In the case of the death, legal incapacitation, bankruptcy, liquidation, arrest, leaving of the country, or breach of an obligation of mine, or of any of my guarantors, or by any party to bills of exchange, documents and securities which have been delivered or may be delivered to the Bank as collateral;

     m. If in the absolute discretion of the Bank, and in its sole assessment, there has been an adverse change in the value of the collateral security given to secure payment of the Aforesaid Amounts, or in the ability of any of my guarantors to pay, including in the case of the early death of a guarantor, his bankruptcy or his leaving the country;

     n. If I am called upon to make early repayment of debts which I owe to other creditors;

     o. If one of the events enumerated in this clause should occur, mutatis mutandis, to any guarantor for payment of the Aforesaid Amounts;

     p. If the Bank is unable to fix the rate of interest or is unable itself to finance the currency of the Credit Facilities due to reasons connected with happenings on the international money market, and/or the Bank is unable to fix the rate of interest for any reason and/or if in the opinion of the Bank, the continued providing of the Credit Facilities becomes unlawful or impossible of execution.

14. In every case that I do not pay the Aforesaid Amounts on or before the date of termination of the credit period, or the date to which same were made immediately due and payable in accordance with Clause 13 of the Deed of Undertaking (hereinafter: "the Due Date of Payment"), the Aforesaid Amounts will bear Penalty Interest at the maximum rate currently charged by the Bank at that time, and from time to time, on excesses or defaults in respect of credit in the foreign currency in which the Credit Facilities are denominated, calculated from


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     the Due Date of Payment and up to the final and absolute liquidation and discharge of all the Aforesaid Amounts.

Other rights of the Bank

15.  a.   The Bank has rights of possession, a banker's lien and set-off in respect of all the amounts, assets and rights, including securities, coins, gold, bank notes, documents in respect of goods, insurance policies, bills of exchange, assignments of debt, deposits, collateral security and the proceeds thereof, which may be held at the Bank at any time to my credit or for me, including those delivered for collection, security, safekeeping or otherwise. The Bank will be entitled to withhold the aforesaid assets until the full discharge and liquidation of all the Aforesaid Amounts, or to sell same and to apply the proceeds thereof, in whole or in part, to the discharge and liquidation of the Aforesaid Amounts.

     b. Without derogating from the Bank's right of lien, as referred to in sub-clause (a) above, the Bank shall be entitled (but not obliged) at any time:

          1. To set off any amount forming part of the amounts due from me against amounts which are due to me from the Bank in any account, manner or on any grounds (even prior to the Due Date of Payment of the amounts which are due to me from the Bank as aforesaid).

          2. To purchase and to credit to my account any amount in foreign currency which is required for the discharge and liquidation of any of the amounts due from me, or to sell any foreign currency which may stand to my credit at the Bank, and to apply the proceeds of the sale to the discharge and liquidation of any amount forming part of the amounts due from me.

          3. To debit any account of mine with any of the amounts due from me, whether or not payment thereof has been demanded in accordance with the provisions contained in this Deed of Undertaking.

          4. Under all circumstances the Bank will be entitled to effect a set-off without any advance notice. However, in the following cases the Bank will be entitled to effect the set-off by way of prior notice which shall be given to me 10 (ten) days before the date on which the set-off is effected:

               (1) In the case of a set-off against amounts the Due Date of Payment of which has not yet arrived,

               (2) In the case of a set-off against a fixed deposit which, but for the set-off, would automatically have been extended or


                                       9
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                    renewed, in a manner whereby I would have derived certain
                    rights or benefits therefrom.

               (3) Notwithstanding the contents of sub-clause (b)(4)(1) above, if a postponement in effecting the set-off would be likely to be adverse to the Bank's position or to prejudice any of the Bank's rights, the Bank will be entitled to effect the set-off immediately. In addition, in a case that notice has been sent to me and in the course of the ten days an attachment order and/or notice of receivership in connection with me should arrive, or a similar event should occur, the Bank will be entitled to effect the set-off forthwith.

          5. Any purchase or sale as referred to in sub-clause (b)(2) shall be effected (if effected) according to the rate customarily prevailing at the Bank, out of amounts in Israeli currency or in foreign currency, as the case may be, standing to my credit at the Bank, or as will be obtained from the realisation of any collateral which has been given or may be given by me to the Bank.

               The expression "rate customarily prevailing at the Bank" means - in respect of any purchase of foreign currency to the credit of my account - the highest rate for transfers and cheques at the relevant time at which the Bank sells the relevant foreign currency to its customers in consideration for Israeli currency plus exchange commission, any tax, levy, compulsory payments and other payments, etc.

               With respect to any sale of foreign currency to the debit of my account -- the lowest rate for transfers and cheques at the relevant time at which the Bank buys the relevant foreign currency from its customers in consideration for Israeli currency, less exchange commission, any tax, levy, compulsory payments or other payments, etc.

          6. I hereby declare that I am aware that in cases that the Bank exercises rights of set-off as aforesaid prior to the Due Date of Payment of any deposit of mine, in whole or in part, this is likely to be prejudicial to my interests (such as: with respect to rates of interest, linkage differentials, currency differentials, rights to grants or loans, an income tax exemption or rebates, withholding tax at source, including the right not to be liable for expenses and commissions necessitated by effecting the set-off, if pursuant to the conditions of such account I would have had such rights). I also agree to bear all expenses of the payments caused as a result of such set-off operations being effected.


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16.  The Bank shall be entitled at any time to debit any account of mine
     (including any account held by me jointly and severally with other account owners) with any amount which is due and which may be due from me in any manner, and to apply any amount it may receive from me or for me to the credit of such account as it deems fit, and to transfer any amount which may stand to my credit to any other account it may see fit.

17. I hereby give the Bank an instruction and authorisation to debit my account, the number of which is mentioned at the head of this Deed of Undertaking, account no. ____, from time to time, with the amount required for payment of the Aforesaid Amounts. This instruction and authorisation does not derogate from the Bank's right to debit any other account of mine as stated in Clauses 15 and 16 above. If the state of any account of mine does not make it possible for the Bank to debit it for purposes of the final payment of any amount on account of the Aforesaid Amounts, the Bank shall be entitled not to act according to my instruction and authorisation, and if the Bank has acted pursuant thereto, it will be entitled to cancel any such debit and to treat any amount the debit of which has been cancelled as an amount which was not paid on account of the Aforesaid Amounts, and in accordance therewith to take such action as it sees fit in accordance with this deed.

18.  a.   I confirm that the books of the Bank, its accounts and records are acceptable to me as being correct, and will be deemed to be correct and will serve as prima facie proof against me with respect to all the details therein, and inter alia with regard to the calculation of the Aforesaid Amounts, with respect to details of the bills of exchange, the guarantees and the other collateral security and any other matter connected with this Deed of Undertaking.

     b. I confirm that I have been informed by the Bank in accordance with the Protection of Privacy Law, 5741-1981, as follows:

          1. All the details I have given and/or may give to the Bank shall be used by the Bank as is customary in its current work, in its sole discretion.

          2. All the details I have given and/or may give to the Bank will be stored in accordance with the Bank's needs in data bases of the Bank and/or of whomever supplies the Bank from time to time with computer, data processing and information storage services, and I hereby confirm my consent to the foregoing.

Financial statements

19.  a.   I am aware that by virtue of the fact that I am obliged to prepare periodic financial statements according to law, a condition precedent to receiving the Credit Facilities is the furnishing of such financial statements to the

          Bank in accordance with the directives of the supervisor of banks or the Bank of Israel and/or the provisions of any law, and I undertake to furnish them as aforesaid in the format as specified according to law or in accordance with accepted accounting principles, and at such frequency as is demanded from me by the Bank from time to time.

     b. On the demand of the Bank from time to time, I will place at the disposal of the Bank's representative for inspection during normal working hours any balance sheet, financial statement, books of account, ledger cards, journals and other vouchers in connection with my financial position.

Receipt of orders and notices other than in writing

20. The Bank will be entitled, in its sole discretion, to accept or to refuse to receive orders or notices of any sort that are given to it verbally, by telephone or in any other manner which is not in clear and legible writing. Should the Bank agree to act according to my instructions or requests which are not an instruction in writing in the ordinary course, I assume all responsibility for any mistake, misunderstanding or contradiction, and damage and/or loss which may be caused as a result of such instructions being given.

Right of transfer and assignment; credit management

21.  a.   The Bank may, at any time, in its discretion and without requiring my consent, transfer and/or assign its rights in connection with the Aforesaid Amounts and/or pursuant to this Deed of Undertaking, in whole or in part, including collateral that has been delivered or may be delivered in accordance with this Deed of Undertaking, in whole or in part, to another or others, and any transferee will also be entitled to transfer and/or assign the aforesaid rights without requiring my further consent. The transfer and/or assignment may be made in any manner the Bank or any subsequent transferee may deem fit.

     b. I agree that I will not be entitled to transfer or to assign to another any right or obligation in relation to the credit which has been given and/or may be given pursuant to this Deed of Undertaking, except after receipt of the Bank's prior written consent.

22. The Bank shall be entitled to manage the Credit, or any part thereof, by the recording thereof at any branch of the Bank it may choose, whether in Israel or abroad, and the Bank may also at any time and from time to time, in its sole discretion and without requiring my further consent, transfer the management of the Credit or any part thereof from one branch of the Bank to another of its branches, whether in Israel or abroad. The Bank may, from time to time in its sole discretion and without requiring my further consent, sell participations in or assign its rights in relation to the Credit Facilities or any part thereof, or which relate to the Aforesaid Amounts and/or pursuant to this Deed of Undertaking, in


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


     whole or in part, to another or others, and each of the purchasers of the participation or the assignees may sell the participation or may assign the aforesaid rights without requiring my prior consent. The sale of a participation or the assignment of rights as aforesaid may be effected in any manner the Bank, or any of the purchasers of the participation or the assignees shall deem fit.

Lodgement of collateral

23. The Bank shall be entitled to lodge the collateral which has been delivered or will be delivered in connection with the Aforesaid Amounts and/or in accordance with this Deed of Undertaking, or part thereof, in the hands of a bailee to be chosen by it in its discretion, with this being at my expense, and may replace the bailee from time to time. The Bank may further register the aforesaid collateral, in whole or in part, with any competent authority according to any law and/or in any register the public is entitled to inspect.

Customer's obligation to give notice

24.  a.   I undertake to notify the Bank in writing with regard to any reservation or objection I may have, if any, in connection with any account, condensed account, or any certificate or notice I may receive from the Bank, including the obtaining of information via Adken. If I fail to do so within 30 days from the date of the sending of the account, the condensed account, certificate or notice as aforesaid, the Bank will be entitled to relate to me as having confirmed the correctness thereof.

     b. Without derogating from the other provisions of this Deed of Undertaking, any waiver, extension of time, indulgence, silence, failure to take action (hereinafter: "Waiver") on the part of the Bank in respect of the non-compliance or partial compliance or incorrect compliance with any of my obligations in connection with the Aforesaid Amounts and/or pursuant to this Deed of Undertaking, will not be deemed to be a waiver on the part of the Bank of any right, but merely as limited acquiescence with respect to the specific occasion in relation to which the Waiver is given. Any Waiver which may be granted by the Bank to any party to a bill of exchange the Bank may hold shall in no way affect my obligations.

25.  I undertake to notify the Bank immediately:

     a. About every event of the claim of a right relating to any collateral security which has been given or may be given to the Bank.

     b.   With regard to any of the acts mentioned in Clause 13 above.

     c.   About a change of address.



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


     d. With regard to any application for liquidation which may be filed against me or on my behalf, including the passing of a resolution for voluntary winding-up and/or merger.

     e. Regarding any application to declare me bankrupt or to appoint a receiver in respect of my property, or portion thereof.

Expenses

26. All the expenses, as set forth in the Bank's tariff, including legal expenses connected with the drawing of this Deed of Undertaking and the other documents which are required and which may be required by the Bank in connection with the grant of the Credit and/or the collateral security, and also the stamping thereof, if stamp duty applies on any of the aforesaid documents, including other and/or additional payments in connection therewith, as well as expenses connected with the registration and realisation thereof, including fees to the Bank's attorney, shall be paid by me to the Bank on the Bank's first demand, together with interest at the maximum rate prevailing at the Bank for the time being on unauthorised excesses and/or defaults in a revolving credit account, reckoned from the date of the demand and up to full liquidation. Until the full discharge and liquidation thereof, all the aforesaid expenses, together with interest thereon, shall be secured by the collateral referred to in Clause 7 above. In addition the Bank shall be entitled to debit my account with the aforesaid expenses and the interest thereon.

Fundamental terms

27. Clauses 1, 2, 3, 6, 7, 12, 13, 18 and 19 are fundamental and material terms and conditions of this Deed of Undertaking.

Interpretations

28. In this Deed of Undertaking - (a) the singular includes the plural, and vice-versa; (b) the masculine includes the feminine, and vice-versa; (c) "the Bank" means "Bank Hapoalim B.M." and any of its branches existing at the date of this Deed of Undertaking and/or which may be opened at any place in the future, in Israel or abroad, and any persons acting on behalf of the Bank; (d) "bills of exchange" mean-- promissory notes, negotiable instruments, cheques, undertakings, guarantees, collateral, drafts, bills of lading, bills of deposit, and any other negotiable documents; (e) the preamble to this Deed of Undertaking constitutes an integral part hereof;
     (f) the term "the Bank's books" shall be construed as also including-- any book, register, ledger page, copy of a ledger page, loan contract, deed of undertaking, note signed by the customers, ledger, journal, reel, any means for storage of data for purposes of electronic computers, and also any other means of storing data; (g) the expression "registration thereof" shall be interpreted as also including any registration or copy of registration, whether registered or copied in handwriting or by typewriter or registered or copied by way of printing, duplicating, photography (including microfilm or microfiche) or by means of any


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


     mechanical, electrical or electronic device, or by recording means of electronic computers or any other means of registration or presentation of words or figures or any other symbols which are customarily used by banks.

A disclosure of information

29. Every branch of the Bank which manages the Credit, or part thereof, may disclose to the head office administration of the Bank, to any participant or potential participant, assignee or transferee, or to any other person or body interested in entering into a contract with such branch of the Bank in connection with the Credit, or such portion thereof, and also to the Bank of Israel, the Supervisor of Banks, the Controller of Foreign Currency, or any other person acting with their authority, or to any other competent authority to which that branch or the head office administration is subordinate to, or to the head office administration of the Bank, in order for the head office to transfer onwards to such competent authorities, details about me, or which pertain to any credit granted to me pursuant to this Deed of Undertaking, whether on a request by such competent authority or as the branch or the head office administration of the Bank shall, in its discretion, see fit.

Notices

30. The Bank may give me any notice pursuant to this Deed of Undertaking by sending it or delivering it as stated in this Deed of Undertaking or in any other manner. Any notice sent to me by post by the Bank in a registered letter or by ordinary mail, according to the address specified above, or to some other address in Israel of which I shall notify the Bank in writing, shall be deemed to be notice received by me within 72 hours from the time the letter containing the notice was sent. A declaration in writing by the Bank shall serve as conclusive proof with regard to the time and sending of the notice. Any notice given to me in any other manner shall be deemed to have been received at the time it was given, or at the time of its publication.

Substantive law and venue of jurisdiction

31.  a.   This Deed of Undertaking shall be interpreted in accordance with and pursuant to the laws of the State of Israel.

     b. The sole venue of jurisdiction for purposes of this Deed of Undertaking is hereby fixed as the competent court nearest to the place of signing of this Deed of Undertaking, or the competent court in one of the following cities: Jerusalem, Tel Aviv, Haifa, Beersheva or Nazareth.

     c. I hereby agree that any summons, notice, judgement, legal proceeding or pleading in connection with the legal proceedings referred to in sub-clause (b) above may be delivered to me by delivery thereof to my representative in Israel whose name and address is _______________________. I shall be entitled at anytime, and from time to time, by written notice to the


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


          Bank, sent by registered mail, to change my representative in Israel and/or his address in Israel, for purposes of the service on me of court processes and the remaining documents mentioned above.

Indemnity

32. I hereby undertake to indemnify the Bank in respect of any loss which may be caused to the Bank as a result of a judgement by a court and/or an order of court which may be given for payment of any of the Aforesaid Amounts where the currency for payment of such judgement or such order is specified as a currency differing from the currency of the Credit Facilities, and also for any loss likely to be caused as a result of any change in rates of exchange of the Israeli currency as against the rate of exchange of the currency of the judgement, during the period between the dates specified for the payment of such amount, in accordance with this deed, and the actual date the payment is effected. My aforesaid undertaking for indemnity is a separate and independent undertaking, and shall remain valid and in force without reference to any waiver and/or indulgence that has been granted to me from time to time by the Bank, and this undertaking of mine shall remain effectual without any derogation from and/or prejudice to the validity thereof as a result of such judgement or order.

In witness whereof the parties have hereunto signed:


                              Arwoll Holdings Ltd.
                                       (-)


                          ---------------------------
                              Arwoll Holdings Ltd.





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